EX-2.1

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the "Agreement") is dated as of August 31, 2006 by and between Asian Financial Inc. (the "Company") and Duoyuan Investments Limited, a British Virgin Islands company (“DIL”).

RECITALS

WHEREAS, DIL owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd., both companies were organized in the People’s Republic of China (the “PRC”).

WHEREAS, the Company is a Wyoming corporation which as of the date hereof is a SEC reporting and non-trading company and has no business operations.

WHEREAS, the Company desires to acquire all of the equity interest of Duoyuan China (the “Duoyuan Interest”), and DIL desires to transfer the Duoyuan Interest for 47,100,462 new shares of common stock in the Company, which shall have a total outstanding 50,600,462 shares as of the Closing Date following conversion of two convertible promissory notes as described below prior to the transfer of the Duoyuan Interest.

AGREEMENT

NOW, THEREFORE,  in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  TRANSFER OF THE DUOYUAN INTEREST AND CONSIDERATION

      1.01.  Duoyuan Interest Being Transferred.   Subject to the terms and conditions of this Agreement, on the Closing Date, DIL shall assign, transfer and deliver to the Company the Duoyuan Interest, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances or adverse claims of any nature.

      1.02.   Conversion of Two Convertible Promissory Notes; Consideration.   Prior to the Closing Date, two convertible promissory notes in the amounts of US$50,000 and US$20,000 respectively will have been converted into 2,000,000 shares of common stock of the Company pursuant to the terms thereof.  Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the Duoyuan Interest to the Company, the Company shall on the Closing Date issue and deliver to DIL and/or its designee(s), and DIL and/or its designee(s) shall purchase, acquire and accept from the Company, 47,100,462 shares of the common stock of the Company (the “Consideration”) which shall equal 93.083077% of the issued and outstanding shares of the Company on a fully diluted basis.

      1.03.    Time and Place of Closing.  The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Heller, Ehrman, on or before September 30, 2006 or as close thereto as possible, or such other  date, place and time as mutually agreed upon (the “Closing Date”).

      1.04.    Method of Closing.  The method of closing shall require the parties to satisfy the conditions specified in Section VI.

II.  REPRESENTATIONS AND WARRANTIES OF DIL

DIL represents and warrants to the Company as follows as of the Closing Date:

      2.01.  Organization. Duoyuan China is a foreign invested enterprise wholly-owned by DIL and Duoyuan China’s two subsidiaries are PRC corporations duly organized, validly existing and in good standing under the laws of the PRC.

      2.02.   Ownership.  The Duoyuan Interest is owned legally and beneficially by DIL.

    Financial Statements and Business Information.  To the best of DIL’s knowledge, all financial information and business information provided by DIL regarding the business of Duoyuan China is materially accurate and not materially misleading.

      2.04.   Litigation.  There is no litigation, proceeding or investigation pending or threatened against Duoyuan China materially affecting any of its properties, subsidiaries, or assets, or any of its officers, directors, or stockholders or consultants that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Duoyuan China or its subsidiaries or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

      2.05.   Title to Assets.  Duoyuan China and its subsidiaries have good and marketable title to all of its assets and properties now carried on their books.

      2.06.   No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Association of Duoyuan China or any agreement, contract or instrument to which Duoyuan China is a party or by which it or any of its assets is bound.

      2.07.   Authority; Validity.  DIL has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of DIL and Duoyuan China and no other corporate proceedings on the part of DIL are necessary to authorize this Agreement, the transactions contemplated hereby and the transfer of the Duoyuan Interest to the Company in accordance with the terms hereof.  This Agreement constitutes the valid and binding obligations of DIL, enforceable in accordance with its terms..

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to DIL as follows as of the date hereof and as of the Closing Date:

      3.01.   Organization.

      3.01(a)  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming, has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

      3.01(b)  The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

      3.01(c)  The copies of the Certificate of Incorporation of the Company, as certified by the Secretary of State of Wyoming, and the Bylaws of the Company currently on file are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as amended and in effect on the date hereof.

      3.02.    Capitalization of the Company.  The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 100,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock, each with a par value of US$0.001, of which 1,500,000 shares of common stock as of the date hereof, and 3,500,000 shares of common stock following the conversion of the two convertible promissory notes mentioned above, are issued and outstanding.  At the Closing, 47,100,462 shares will be issued to DIL and/or its designees and/or assigns, representing the Consideration for the Company’s acquisition of the Duoyuan Interest.  All issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable, and at the Closing the Consideration will be duly authorized, validly issued, fully paid and non-assessable.  Except for the above described shares and the Consideration to be issued to DIL, there are no outstanding shares of capital stock or other securities or other equity interests of the Company or rights of any kind to acquire such stock, other securities or other equity interests.  Except as set forth in Schedule 3.02, no current officer, director, affiliate or person known to the Company to be the record or beneficial owner in excess of 5% of the Company’s common stock or any person known to be an associate of any of the foregoing is a party adverse to the Company, or has a material interest adverse to the Company in any material pending legal proceeding.

      3.03.   Authority; Validity.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company shares in accordance with the terms hereof to DIL, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Consideration in accordance with the terms hereof. The Agreement constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms..

      3.04.   Liabilities.   The Company is not subject to any material undisclosed liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.  As of the Closing, the Company shall have no liabilities, contingent or otherwise. The business of the Company has been and is presently being conducted in accordance with all applicable US federal, state and local governmental laws, rules, regulations and ordinances.  The Company has all franchises, permits, licenses, consents and the regulatory authorizations and approvals required by government necessary for the conduct of its business as now being conducted by it.

      3.05.   Litigation.  There is no claim, dispute, action, litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

      3.06.   Title to Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any exhibits attached hereto.

      3.07.   Contracts and Undertakings.  The Company, including any of its subsidiaries, has no contracts, agreements, leases, licenses, arrangements, commitments and other undertakings (collectively “Contracts”) to which the Company or any such subsidiary is a party or by which it or its property is bound that have not been disclosed in writing to DIL.  The Company is not in material default, or alleged to be in material default, under any Contract and, to the knowledge of the Company, no other party to any Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

      3.08.   No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

      3.09.   Accuracy.  Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to DIL by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      3.10.   Financial Statements.  The financial statements of the Company (the "Financial Statements") set forth in its public filings (a) were prepared in accordance with the books and records of the Company; (b) were prepared in accordance with U.S. generally accepted accounting principles consistently applied; and (c) are accurate and fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby.

      3.11.   Compliance with Law.  The Company has in all material respects complied with and it is now in all material respects in compliance with, all federal and state laws applicable to the Company, including without limitation federal and state securities laws.

      3.12.   Reporting Company Status.  The Company’s common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company files reports with the US Securities and Exchange Commission (the “Commission”) pursuant to Section 12 and/or 15(d) of the Exchange Act.  The Company has complied in all material respects with the filing requirements under either Section 13(a) or 15(d) of the Exchange Act and the applicable rules and regulations of the Commission promulgated thereunder.

      3.13.   SEC Documents, Financial Statements.  The Company has filed all reports, schedules, forms and statements required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”).  As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved, except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and results of their operations and cash flows for the periods covered thereby, subject, in the case of unaudited statements, to normal year-end audit adjustments.

      3.14.   Taxes.  All applicable tax returns required to be filed by the Company and each of its subsidiaries have been prepared and filed in compliance with all applicable laws and were true, correct and complete in all material respects when filed, or if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon the Company, its subsidiaries, or upon any of their respective properties, income or franchises, required to be paid by the Company or its subsidiaries have been paid, or adequate reserves therefor have been set up if any of such taxes are being contested in good faith; or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved for, the failure to so file or to pay would not in the aggregate have a material adverse effect.  All amounts required to be withheld by the Company or any of its subsidiaries from employees for income, social security and other payroll taxes have been collected and withheld and have either been paid to the appropriate agency, set aside in accounts for such purpose or accrued and reserved upon the books and records of the Company or the appropriate subsidiary.  There were no tax liens on any of the Company’s or its subsidiaries’ assets that arose in connection with the failure, or alleged failure, to pay any taxes except for liens for taxes not yet due and payable.  No taxing authority is asserting or threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional taxes and no tax return of Company or any of its subsidiaries is currently under audit by any tax authority.  The provision for taxes on the Company balance sheet adequately reflects all tax liabilities in accordance with U.S. generally accepted accounting principles.

     3.15.  Due Diligence.  The Company has had the opportunity to perform all due diligence investigations of Duoyuan China and its subsidiaries and their business as the Company has deemed necessary or appropriate and to ask all questions of the officers and directors of Duoyuan China that the Company wished to ask, and the Company has received satisfactory answers to all of its questions regarding Duoyuan China and its subsidiaries and has reviewed sufficient information to allow it to make the satisfactory evaluation on the merits and risks of the transactions contemplated by this Agreement.

      3.16.  Investment Purpose.   The Company is acquiring the Duoyuan Interest to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof. There are no other agreements purporting to restrict the issuance or transfer of the Consideration nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Consideration.  The issuing procedures for the Consideration shall be in full compliance with all US federal and state laws and US Securities and Exchange Commission rules and regulations.

     3.17.  Material Adverse Effect.  Since June 30, 2006, the Company has not  experienced or suffered any material adverse effect.  The Company has not incurred any liabilities, obligations, claims or losses as of the date of this Agreement, whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise. As of the date of this Agreement, no event or circumstance has occurred or to the knowledge of the Company exists with respect to the Company or its business, properties, operations or financial condition, which has not been disclosed to DIL in writing or has not otherwise been disclosed in the Company’s public filings made with the SEC.

      3.18.  Broker. The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with this Agreement.

      3.19.  Related Party Transactions.  There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company and (b) any officer, employee, consultant or director of the Company, or any person owning at least 5% of the outstanding capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder,which, in each case, has not been disclosed in writing to DIL.
      3.20  SEC Enforcement Actions.  The Company has not been the subject of any enforcement or other actions which have questioned its compliance with applicable rules, including without limitation SEC rules and regulations, and the trading rules (OTCBB, as applicable).  The Company has received no notice that its common stock is not eligible for quotation.

IV.  COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR
     TO CLOSING

      4.01.   Corporate Examinations and Investigations  Prior to the Closing, DIL shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company as DIL may request.  In order that DIL may have the full opportunity to do so, the Company shall furnish DIL and its representatives during such period with all such information concerning the affairs of the Company as DIL or its representatives may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with DIL or its representatives in connection with such review and examination and to make full disclosure of all information and documents requested by DIL and/or its representatives.

      4.02.   Cooperation; Consents.  Prior to the Closing Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or a license or permit from which is required for the consummation of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

      4.03.   Conduct of Business.  From the date hereof through the Closing, the Company shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct as of the Closing as if made at and as of the Closing and (ii) not enter into any transaction not envisioned or required by this transaction, or incur any liability, without first obtaining the written consent of DIL.  Without the prior written consent of DIL, except as expressly set forth herein, the Company shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue as of the Closing.

      4.04.   Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties contained herein.

V.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and DIL contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect for a period of 5 years.

VI.  CONDITIONS TO CLOSING

      6.01.    Conditions to Obligation of DIL.  The obligations of DIL under this Agreement shall be subject to each of the following conditions:

           (a)  Representations and Warranties of the Company to be True.  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

           (b)  No Legal Proceedings.  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

            (c)  Statutory Requirements.  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained, including without limitation board of directors and shareholder approvals required by Wyoming State statutes, as applicable.

            (d)  Director Resignation.  Prior to the Closing, all of the directors and officers of the Company shall have submitted their contingent resignations to Heller Ehrman, to be held in escrow and to become effective at the Closing.  All resignations shall contain a statement that each of the directors and officers release any all claims, for salaries, benefits or otherwise, against the Company.  Before the resignations take effect, if required by DIL, the directors shall cause such persons nominated by DIL to become new directors of the Company.

           (e) Delivery of Documents.  The Company will have delivered to DIL the documents in form and substance reasonably satisfactory to counsel to DIL, to the following requirements that:

                 (i) The Company is a corporation duly organized, validly existing, and in good standing in the State of Wyoming and is legally qualified to take the necessary corporate action to carry out this Agreement.

                  (ii) Both the Company's authorized capital stock and the issued and outstanding shares before and after the Closing are set forth in Schedule 6.01(e), and supported by the relevant certificate of incorporation and a statement for the issued and outstanding shares from the transfer agent regarding the issued and outstanding shares.

                  (iii)  The board of directors and shareholders (if required) of the Company have authorized the execution, delivery and performance of this Agreement and the related transactions.   The Company shall deliver all its corporate books, records and all property to DIL at the Closing.

                  (iv) Any further document as may be reasonably requested by counsel to DIL in order to substantiate any of the representations or warranties of the Company set forth herein.

                  (v) A statement that the business and operations of the Company will have suffered no material adverse effect.

                  (vi)  Proof that the two promissory notes have been converted into 2,000,000 shares of common stock of the Company.

                  (f) Legal Opinion.  The Company will have delivered a legal opinion from Wyoming lawyers in form and substance to the satisfaction of counsel to DIL with respect to certain matters requested by such counsel, including without limitation due authorization and validity.

      6.02.  Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

            (a)  Representations and Warranties of DIL to be True.  The representations and warranties of DIL herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; and DIL shall have performed in all material respects all obligations and complied in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

            (b)  No Legal Proceedings.  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

            (c)  Statutory Requirements.  All statutory requirements for the valid consummation by DIL of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by DIL of the transactions contemplated by this Agreement shall have been obtained, including without limitation Duoyuan China board of directors approval and governmental approval from the PRC approving authority of Duoyuan China, i.e., Ministry of Commerce of PRC or its competent local branch (the “Approving Authority”), for the transfer of the Duoyuan Interest.

VII.  MISCELLANEOUS

      7.01.  Expenses of Sale.   Except as otherwise provided herein, each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein.  Without limitation, such expenses shall include the fees and expenses of all attorneys, brokers, investment bankers, accountants, agents and finders and other professionals incurred in connection herewith, acting on behalf of such party.  The parties shall indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim or commissions, finder's fees or other compensation in connection with the contemplated transactions which my be asserted by any person based on any agreement or arrangement for payment by the other party.

      7.02.  Notices.  All notices, requests and other communications thereunder shall be in writing and shall be delivered by courier or other means of personal service, including by means of a nationally recognized courier service or professional messenger service, or sent to telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, or by Federal Express or other reputable overnight delivery service, in all cases, addressed to:

To DIL:

Chief Executive Director
Duoyuan Investments Limited
c/o 4/F, No. 3 Jinyuan Road, Daxing District
Industrial development Area
Beijing 102600
The People’s Republic of China

To the Company:

Asian Financial Inc.
69930 Highway 111, Suite 100
Rancho Mirage, California 92270
USA

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address.  In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter.  Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

      7.03.  Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

      7.04.  Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

      7.05.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.06.  Effectiveness. This Agreement shall take effect as of the date the Approving Authority issues the Certificate of Approval of Duoyuan China which bears the name of the Company as the sole investor of Duoyuan China.

      7.07.  Company Registration.

                        (a)   After the closing of the transactions contemplated in this Agreement, if (but without any obligation to do so) the Company proposes to register any of the Company’s stock for resale or otherwise under the U.S. Securities Act of 1933, as amended (the “Securities Act”), other than a registration statement relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered, the Company shall, at such time, promptly give each holder of shares of common stock of the Company listed in Schedule 6.01(e) (the “Registrable Securities”) notice of such registration.  Upon the written request of each such holder, given within 20 days after mailing of such notice by the Company, the Company shall use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such holder has requested to be registered if any stock of the Company is registered.

                        (b)  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 7.07 to include any of the holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.

                        (c)  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 7.07 with respect to the Registrable Securities of any holder that such holder shall furnish to the Company such information regarding such holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such holder’s Registrable Securities.

                        (d)  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 7.07 prior to the effectiveness of such registration whether or not any holder has elected to include securities in such registration.

            7.08.  Termination  This Agreement may be terminated upon the following occurrence: (i) by mutual consent of the parties in writing; (ii) by either DIL or the Company if there has been a material misrepresentation or material breach of any warranty or covenant by any party that is not cured by the breaching party within 10 days following notice of such breach or such later date as agreed by the parties; or (iii) by either DIL or the Company if the Closing does not occur by or before October 31, 2006. Following any such termination, DIL and the Company shall be free to negotiate with other reverse merger candidates and/or conduct other fund raising as it/they deem appropriate and all parties hereby acknowledge and agree that they have no claims against the other parties for such activities.

            7.09.  Governing Law; Submission to Jurisdiction.  This Agreement shall be subject to New York law and jurisdiction.   Any dispute, controversy or claim arising from, out of or in connection with this Agreement may be resolved by any suit, action or proceeding (“Proceedings”) in the courts in the City and State of New York.  The parties irrevocably submits to the non-exclusive jurisdiction of such courts in connection therewith and waives any objection which it may have in relation to the venue of the Proceedings or any claim that such Proceedings have been brought in an inconvenient forum.  The Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.  Subject as set out above, the submission to such non-exclusive jurisdiction shall not, and shall not be construed so as to, limit the right of any party to take Proceedings against any of the other parties in whatsoever jurisdictions shall to it seem fit nor shall the taking of the Proceedings in any one or more jurisdiction preclude the taking of the Proceedings in any other jurisdiction, whether concurrently or not.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

ASIAN FINANCIAL INC.

By: /s/ Dempsey Mork

Name: Dempsey Mork

Title: Chief Executive Officer

DUOYUAN INVESTMENTS LIMITED

By: /s/Wenhua Guo

Name: Wenhua Guo

Title: Chief Executive Officer